Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands Phone 614-775-3739
Tween Brands Reports Record First Quarter Sales and Earnings per Share
     NEW ALBANY, Ohio; May 23, 2007 — Tween Brands, Inc. (NYSE: TWB), today reported its operating results for the first quarter ended May 5, 2007, which included:
•	First quarter net sales up 14% to $223.2 million;

•	First quarter earnings per diluted share up 11% to $0.39, the 13th consecutive quarterly earnings increase;

•	Return of $59.2 million to shareholders through the repurchase of 1.6 million common shares during the first quarter.
First Quarter Performance
Tween Brands delivered net income of $12.5 million, or $0.39 per diluted share, on net sales of $223.2 million for the first quarter ended May 5, 2007, compared to net income of $11.7 million, or $0.35 per diluted share, on net sales of $195.1 million for the first quarter 2006.
Tween Brands had a comparable store sales increase of 3% for the 2007 quarter, in-line with the company’s previous guidance. Justice delivered a 22% increase in comparable sales for the 102 Justice stores that were open at least one year during the quarter. Comparable sales for Limited Too stores were flat.
“In the face of difficult sales comparisons with first quarter 2006, we are pleased with the first quarter results at Limited Too and Justice,” said Mike Rayden, Chairman and CEO of Tween Brands.
The company’s gross income rate for the 2007 quarter was flat with that for the like period in 2006. Store operating, general and administrative expenses as a rate of sales increased 90 basis points, primarily due to the introduction of three Justice catazines, their catalog within a magazine format.
Tween Brands’ in-store inventories at the end of first quarter 2007 were up 8% on a cost per square foot basis compared to the end of the first quarter 2006.
Stock Repurchase
During the first quarter 2007, Tween Brands returned $59.2 million to shareholders with the repurchase in the open market of 1.6 million shares of common stock. The dollar value of the year-to-date repurchases approximates the total dollar value of repurchases for all of 2006.
Store Growth
Justice opened 25 stores during the first quarter 2007, ending the period at 184 stores, an increase of 82 stores on the 102 open at end of first quarter 2006. Justice remains on target to open a total of 100 new stores in 2007.

Limited Too opened ten new, closed three and remodeled six existing stores into the more contemporary Girl’s World store format, ending the period at 570 stores. Limited Too continues to plan a net increase of 25 to 30 new stores and 40 to 50 remodels for 2007.
“Store growth for 2007 is a key component of our strategic plan for the company,” said Mr. Rayden. “We intend to add more than a half million square feet to our store base in 2007, representing an increase of 17% to 19% over 2006.”
Capital expenditures for the first quarter 2007 increased $9 million over first quarter 2006, to $23 million.
Second Quarter and Full Year Outlook
For the second quarter of 2007, Tween Brands is targeting earnings per diluted share of $0.13 to $0.16. The earnings range assumes flat to slightly down comparable store sales, a decrease in the gross income rate of 30 to 60 basis points, and a similar basis point increase in store operating, general and administrative expenses as a rate of sales, primarily due to the continued introduction of Justice spring season catazines. The second quarter 2007 income tax rate is expected to be higher than that for the like period last year, which benefited from a favorable state tax settlement. The company expects store inventories at the end of the second quarter to be flat to down slightly on a cost per square foot basis when compared to end of second quarter 2006 inventories.
For fiscal 2007, Tween Brands reiterated its target earnings per diluted share of $2.15 to $2.25, which would be a 10% to 15% increase on the $1.95 reported for fiscal 2006. The operating results for the 52 weeks of the 2007 fiscal year will be compared to those reported for the 53 weeks of the 2006 fiscal year.
Conference Call and Webcast
Tween Brands will host a conference call with security analysts beginning at 9:00 a.m. Eastern time today, Wednesday, May 23, 2007, to review the operating results for the first quarter ended May 5, 2007. Interested participants can call 800-289-0533 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 7605341. This call is also being webcast by CCBN and is being distributed over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at Tween Brands’ corporate Web site, www.tweenbrands.com.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 569 stores across the United States, and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 190 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s financial performance for fiscal 2007, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2007 to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; the impact of modifying and implementing new information technology systems; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended May 5, 2007 and April 29, 2006
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 5,	% of	April 29,	% of
	2007	Sales	2006	Sales

Net sales	$223,228	100.0%	$195,136	100.0%
Cost of goods sold, including buying and occupancy costs	138,670	62.1%	121,390	62.2%

Gross income	84,558	37.9%	73,746	37.8%
Store operating, general and administrative expenses	66,530	29.8%	56,299	28.9%

Operating income	18,028	8.1%	17,447	8.9%
Interest income, net	1,032	0.4%	1,354	0.7%

Earnings before income taxes	19,060	8.5%	18,801	9.6%
Provision for income taxes	6,594	2.9%	7,112	3.6%

Net Income	$12,466	5.6%	$11,689	6.0%

Net income per share:

Basic	$0.40		$0.35

Diluted	$0.39		$0.35

Weighted average common shares:

Basic	31,233		33,154

Diluted	31,701		33,711

Tween Brands, Inc.
Consolidated Balance Sheets
As of May 5, 2007 and February 3, 2007
(unaudited, in thousands, except share amounts)

	May 5,	February 3,
	2007	2007
ASSETS
Current Assets:
Cash and equivalents	$35,170	$48,394
Investments	26,271	99,164
Restricted assets	1,244	1,235
Accounts receivable, net	16,979	13,878
Inventories, net	91,878	91,742
Store supplies	14,887	14,806
Prepaid expenses and other current assets	14,032	15,236

Total current assets	200,461	284,455

Property and equipment, net	250,702	235,516
Long-term investments	14,248	17,054
Deferred income taxes	10,885	8,166
Assets held in trust and other	25,628	24,486

Total assets	$501,924	$569,677

LIABILITIES
Current Liabilities:
Accounts payable	$23,400	$37,150
Accrued expenses	29,721	38,849
Deferred revenue	10,751	13,584
Income taxes payable	9,070	20,879

Total current liabilities	72,942	110,462

Deferred tenant allowances from landlords	56,374	53,687
Supplemental retirement and deferred compensation liability	21,171	20,362
Accrued straight-line rent and other	24,577	13,840

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 36.8 million and 36.6 million shares issued, 30.7 million and 32.1 million shares outstanding at May 5, 2007 and February 3, 2007, respectively	368	366
Treasury stock, at cost, 6.1 million and 4.5 million shares at May 5, 2007 and February 3, 2007, respectively	(179,770)	(120,554)
Paid in capital	178,262	173,394
Retained earnings	328,000	318,120

Total shareholders’ equity	326,860	371,326

Total liabilities and shareholders’ equity	$501,924	$569,677

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in millions)

	Thirteen Weeks Ended
	May 5,	April 29,	%
	2007	2006	Change

Gross income	$84,558	$73,746	15%
Gross income as percentage of net sales	37.9%	37.8%
Depreciation and amortization	$8,346	$7,653	9%

Number of stores:
Beginning of period	722	666
Opened	35	13
Closed	(3)	(12)

End of period	754	667

Number of Limited Too stores	570	565
Number of Justice stores	184	102

Total gross square feet at period end (thousands)	3,136	2,789

Comparable store sales % change	3%	10%
Limited Too stores	0%	9%
Justice stores	22%	30%